AGREEMENT OF SALE

BETWEEN

CROWN CENTER REDEVELOPMENT CORPORATION,
a Missouri corporation
(Seller)

AND

HINES REIT 2555 GRAND LLC,
a Delaware limited liability company
(Purchaser)

Property:

Office Tower
2555 Grand Boulevard
Kansas City, Missouri

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (this “Agreement”), made as of the ___ day of February, 2008, by and between CROWN CENTER REDEVELOPMENT CORPORATION, a Missouri corporation, with an office at 2405 Grand, Suite 200, Kansas City, Missouri 64108, as seller (“Seller”) and Hines REIT 2555 Grand LLC, a Delaware limited liability company, with an office at 2800 Post Oak Boulevard, Suite 5000, Houston, Texas  77056-6118, as purchaser (“Purchaser”).

ARTICLE I
DEFINITIONS

For purposes of this Agreement (including the exhibits attached hereto), the following terms shall have the meanings indicated:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person.  For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.

“Broker” has the meaning given in Section 14.1.

“Business Day” means any day other than a Saturday, Sunday or day on which the Federal Reserve Bank of Kansas City is closed.

“Cap” means Five Million and No/100 Dollars ($5,000,000.00).

“Certificate” has the meaning given in Section 11.6.

“Chilled Water Supply Contract” has the meaning given in Section 8.3.

“City” means the City of Kansas City, Missouri.

“Closing” and “Closing Date” have the respective meanings given in Section 7.1.

“Contract Date” means the date hereof.

“Deed” has the meaning given in Section 8.1(a).

“Deposit” means the sum of Four Million Dollars ($4,000,000) deposited in connection with the execution and delivery of this Agreement pursuant to Section 3.2.

“Development Contract” means that certain Contract between Seller and City dated April 10, 1967, and recorded on May 2, 1967, as Document No. B-577708 in Book B-5963 at Page 311 in the Recording Office, as amended by that certain First Supplemental Contract dated October 1, 1968, that certain Second Supplemental Contract dated November 1, 1970, that certain Third Supplemental Contract dated March 24, 1971, and recorded April 21, 1971, as Document No. K-114453 in Book K-250 at Page 800 in the Recording Office, that certain Fourth Supplemental Contract dated February 10, 1975, that certain  Fifth Supplemental Contract dated April 7, 1975, that certain Sixth Supplemental Contract dated February 3, 1977, and recorded April 3, 1978, as Document No. K-361665 in Book K-835 at Page 826 in the Recording Office, that certain Seventh Supplemental Contract dated May 8, 1979, and recorded May 14, 1979, as Document No. K-406062 in Book K-927 at Page 833 in the Recording Office, that certain Eighth Supplemental Contract dated July 15, 1983, and recorded August 12, 1983, as Document No. K-573055 in Book K-1237 at Page 1813 in the Recording Office, that certain Ninth Supplemental Contract dated February 29, 1984, and recorded March 9, 1984, as Document No. K-603130 in Book K-1292 at Page 2279 in the Recording Office, that certain Tenth Supplemental Contract dated January 24, 1986, and recorded February 6, 1986, as Document No. K-700107 in Book K-1507 at Page 2103 in the Recording Office, that certain Eleventh Supplemental Contract dated July 23, 1987, and recorded August 10, 1987, as Document No. K-788745 in Book K-1712 at Page 1 in the Recording Office, that certain Twelfth Supplemental Contract dated January 6, 1989, and recorded January 23, 1989, as Document No. K-864132 in Book K-1883 at Page 381 in the Recording Office, that certain Thirteenth Supplemental Contract dated August 31, 1998, and recorded September 21, 1998, as Document No. 98-K49771 in Book K-3275 at Page 1420 in the Recording Office, that certain Fourteenth Supplemental Contract dated November 9, 1999, and recorded December 8, 1999, as Document No. 1999K 0070378 in the Recording Office, that certain Fifteenth Supplemental Contract dated January 23, 2001, and recorded March 2, 2001, as Document No. 2001K 0011254 in the Recording Office, and that certain Sixteenth Supplemental Contract dated February 25, 2003, and recorded March 19, 2003, as Document No. 2003K 0020448 in the Recording Office.

“Development Plan” means the Development Plan of Crown Center approved by City Ordinance No. 33763, as amended by amendments approved by City Ordinance No. 35766 passed on September 13, 1968, City Ordinance No. 38705 passed on September 11, 1970, City Ordinance No. 39268 passed on February 26, 1971, City Ordinance No. 44963 passed on January 31, 1975, City Ordinance No. 45162 passed on March 27, 1975, City Ordinance No. 48630 passed on December 29, 1977, City Ordinance No. 50254 passed on April 12, 1979, City Ordinance No. 55172 passed May 27, 1983, City Ordinance No. 55945 passed January 6, 1984, City Ordinance No. 58625 Passed October 31, 1985, City Ordinance No. 61184 passed July 2, 1987, City Ordinance No. 63118 passed October 13, 1988, City Ordinance No. 980990 passed August 20, 1998, City Ordinance No. 991159 passed September 9, 1999, City Ordinance No. 001615 passed January 4, 2001, and City Ordinance No. 021302 passed November 14, 2002.

“Easement Agreement” has the meaning given in Section 8.3.

“Entry Agreement” has the meaning given in Section 6.2.

“Environmental Laws” has the meaning given in Section 6.1(c).

“Escrow Agent” means Commonwealth Land Title Insurance Company.

“Existing Leases” has the meaning given in Section 10.2.

 “Fixed Rent” means all fixed or so-called base rent payable under the Shook Hardy Lease and any other Leases.

“Fixtures” means and includes, but is not limited to, machinery, engines, dynamos, boilers, elevators, radiators, air-conditioning compressors, ducts, pipes, conduits and fittings at any time prior to the Closing Date erected, constructed, affixed or attached to and used in connection with the Land or the Improvements and owned by Seller as of the Closing Date and any and all alterations, renewals and replacements thereof, additions thereto and substitutes therefor, excluding any equipment and fixtures which are identified as being owned by Seller in the Chilled Water Supply Contract or the Easement Agreement.

“Governmental Authority” means the United States, the State, county and city in which the Premises are located, and any political subdivision, agency, authority, department, court, commission, board, bureau or instrumentality of any of the foregoing asserting jurisdiction over any of the parties hereto or over the Premises.

“Hazardous Materials” has the meaning given in Section 6.1(c).

“Improvements” means any and all buildings, improvements and structures on the Land, and the Fixtures, excluding any improvements which are identified as being owned by Seller in the Easement Agreement.

“Intangible Property” means all governmental approvals, utility rights and privileges, surveys, architectural, consulting and engineering blueprints, plans and specifications, and reports and studies concerning building operations (as opposed to reports or studies pertaining to the initial development and construction of the Improvements), exclusively relating to the Premises, all unexpired and assignable warranties and guarantees exclusively relating to the workmanship, construction, installation materials and design of the Premises and any permits exclusively relating to the use, occupancy or operation of the Premises.

“Land” means the parcel or parcels of land commonly known as 2555 Grand Boulevard, Kansas City, Missouri, as more particularly described on Exhibit A annexed hereto and made a part hereof, together with Seller’s rights, if any, to any easements and other appurtenances thereto belonging and any land lying in the bed of any public street, road or avenue, opened or proposed, in front of or adjoining the parcel, to the center line thereof.

“Leases” means all leases, occupancy rights (whether or not under written agreements), licenses and occupancy agreements for space in the Premises, including the Existing Leases.

“Liquidated Sum Amount” means an amount equal to Five Hundred Thousand and No/100 Dollars ($500,000.00).

“Liquidated Sum Title Exception” means a Title Exception which can be discharged solely by the payment of a liquidated sum of money; provided, however, that the term “Liquidated Sum Title Exception” as used in this Agreement shall not include the following: (a) any Voluntary Title Exceptions; or (b) any Permitted Exceptions.

“MasterServices Agreement” has the meaning given in Section 8.3.

“Material Adverse Effect on Purchaser” has the meaning given in Section 16.4(a).

“Mechanics Lien Title Exception” means a Title Exception that arises as a result of a mechanics’ or materialmen’s lien being docketed against the Premises which is filed as a result of Seller’s failure (or alleged failure) to pay when due for labor or materials furnished by such mechanic or materialman to or for the benefit of the Premises at the request of Seller (as opposed to work done at the request of or by a Tenant).

“Minimum Amount” means Two Hundred Fifty and No/100 Dollars ($250,000.00).

“OFAC List” has the meaning given in Section 10.1.

“Organizational Documents” means, with respect to any Person who is not a natural person, the certificate or articles of incorporation, memorandum of association, articles of association, trust agreement, by-laws, partnership agreement, limited partnership agreement, certificate of partnership or limited partnership, limited liability company articles of organization, limited liability company operating agreement or any other organizational document, and all shareholder agreements, voting trusts and similar arrangements with respect to its stock, partnership interests, membership interests or other equity interest.

“Overage Rent” means all amounts payable under the Shook Hardy Lease or any other Lease for reimbursements or payments in respect of operating expenses, parking fees, utilities, insurance, real estate and other taxes, and other charges.

“Personal Property” shall mean all tangible personal property owned by Seller which is upon the Land or within the Improvements and used exclusively in connection with the operation of the Premises, including specifically security and alarm equipment, furniture, rugs, appliances, telephones, inventories and tools, but excluding (i) cash, accounts receivable and similar assets (which instead are, if and to the extent so provided expressly, being prorated and adjusted pursuant to Article IV hereof), (ii) any business and trade fixtures, furniture, furnishings, decorations, artwork, moveable partitions, machinery, equipment and any other personal property (including, but not limited to the following, whether or not installed so as to be fixture under applicable law, telephone and other communication systems and equipment, security and alarm systems, computer systems and printers and other computer-related equipment and signage) owned, or leased from a third party, by any Tenant, (iii) any equipment and fixtures which are identified as being owned by Seller in the Chilled Water Supply Contract or the Easement Agreement and (iv) the “Wall Drawing #1118” by Sol LeWitt located in the lobby of the office building.

“Premises” means Land and the Improvements.

“Permitted Exceptions” has the meaning given in Section 5.1.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, other entity or government or any agency or subdivision thereof.

“Property Judgment” means a judgment which (a) is entered against Seller and (b) constitutes an encumbrance upon the Premises under applicable law.

“Purchase Price” has the meaning given in Section 3.1.

“Recording Office” means the Office of the Recorder of Deeds for Jackson County, Missouri.

“Release” has the meaning given in Section 6.1(c).

“Reletting Expenses” has the meaning given in Section 4.1.

“Rent” means Fixed Rent and Overage Rent, collectively.

“Scheduled Closing Date” has the meaning given in Section 7.1.

“Seller Liquidated Sum Title Exception Notice” has the meaning given in Section 5.7.

“ServiceContracts” means the service contracts, maintenance contracts, brokerage agreements and other unrecorded contracts or agreements exclusively affecting the Premises or the operation thereof by and between Seller or its property manager of the Building and various vendors or service providers.

“Shook Estoppel Certificate” has the meaning given in Section 12.1.

“Shook Hardy” means Shook, Hardy & Bacon L.L.P., a Missouri limited liability partnership.

“Shook Hardy Lease” means that certain Lease dated August 4, 2000, by and between Seller, as landlord, and Shook Hardy, as tenant, with regard to the Premises, as amended by that certain Amendment dated October 30, 2000, that certain Second Amendment dated December 10, 2000, that certain Third Amendment dated September 24, 2002 and that certain Fourth Amendment dated January 23, 2003.

“Shook Lease Amendment” has the meaning given in Section 12.2.

“Shook Letter of Credit” means the “Letters of Credit” as defined in Article 22 of the Shook Hardy Lease.

“Survey” has the meaning given in Section 5.2.

“Survival Period” has the meaning given in Section 16.3.

“Tenant(s)” shall mean the tenants under the Leases.

“Title Exception(s)” means any lien, encumbrance, security interest, charge, reservation, lease, tenancy, easement, right-of-way, encroachment, restrictive covenant, condition or limitation or other matter affecting title to any portion of the Premises.

“Title Insurer” means Commonwealth Land Title Insurance Company.

“Title Report” has the meaning given in Section 5.2.

“Unused Allowance Balance” refers to an amount equal to the sum of (i) the amount of the balance, if any, of the unused portion of the Improvement Allowance (as defined in the Shook Hardy Lease), (ii) the amount of any Expansion Space Improvement Allowance (as defined in the Shook Hardy Lease) and (iii) the amount of the balance, if any, of the unused portion of the Additional Improvement Allowance (as defined in the Shook Hardy Lease).

“Voluntary Title Exceptions” means Mechanic’s Lien Title Exceptions, Property Judgments or any other judgments against Seller and any other Title Exceptions that are intentionally created or intentionally consented to by Seller; provided, however, that the term “Voluntary Title Exceptions” as used in this Agreement shall not include the following: (a) any Permitted Exceptions; (b) any Existing Leases and any other Lease which Seller is permitted to enter into pursuant to the terms of this Agreement; (c) any Title Exception created by Shook Hardy; or (d) any Title Exceptions that are approved or waived by Purchaser or that are created in accordance with the provisions of this Agreement.

“Water Charges” has the meaning given in Section 4.1.

ARTICLE II
SALE OF THE PROPERTY
Section 2.1.  Sale and Purchase

.  Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and shall transfer, convey, assign and deliver to Purchaser and Purchaser hereby agrees to purchase and shall acquire and accept from Seller, at the Closing, the Premises and all right, title and interest of Seller in and to the Personal Property, Intangible Property and the Leases, in accordance with and subject to the provisions of this Agreement.   For purposes of clarification, Seller and Purchaser acknowledge and agree that (i) Seller is not exercising its right under Section XXIV of the Development Plan and Paragraph 14A of the Development Contract to assign to Purchaser, and is not assigning, and Purchaser is not assuming, any portion of the Development Plan or of Seller’s obligations thereunder; and (ii) the transaction contemplated by this Agreement with respect to the Premises is solely a sale or voluntary disposition of a portion of the real property in the development area, as described in the last paragraph of said Section XXIV of the Development Plan and in Paragraphs 14A and 14B of the Development Contract.

Section 2.2.  Personal Property

.  The parties hereby agree that no portion of the Purchase Price has been allocated to the Personal Property or the Intangible Property.  In the event that any Governmental Authority shall require that any sales tax or other similar tax with respect to any Personal Property or the Intangible Property be paid in connection with the transactions contemplated by this Agreement, Seller shall be obligated to make all such payments as and when required by any such Governmental Authority and Seller hereby agrees to indemnify Purchaser from and against any and all liability, cost and expense (including reasonable attorneys’ fees and expenses) which may arise from Seller’s failure to comply with its obligation under this Section 2.2.  Upon the reasonable prior request of Seller, Purchaser (at no cost, expense or liability to Purchaser) shall execute and/or deliver such instruments and information as may be necessary in connection with Seller’s payment of any such sales or other similar tax.  Seller’s obligations under this Section 2.2 shall survive the Closing.

ARTICLE III
PURCHASE PRICE; DEPOSIT
Section 3.1.  Purchase Price

.  The Purchase Price shall be One-Hundred Fifty-Five Million Eight Hundred Thousand and 00/100 Dollars ($155,800,000.00)  (the “Purchase Price”).  The Purchase Price, as the same may be adjusted pursuant to the terms of this Agreement, and all other amounts payable by Purchaser to Seller at the Closing shall be paid to Seller, at the Closing by wire transfer of immediately available federal funds transferred to one or more bank accounts designated by Seller.

Section 3.2.  Deposit

.  Within one  (1) Business Day after execution of this Agreement, Purchaser shall deposit with the Escrow Agent the Deposit in immediately available funds by wire transfer to Escrow Agent.  The Deposit shall be applied against the Purchase Price at Closing, returned to Purchaser under the circumstances described herein for Purchaser to receive the Deposit, or paid to Seller under the circumstances provided for herein for the Deposit to be delivered to Seller.  The Deposit will be deposited by Escrow Agent in government insured interest bearing accounts which have been approved by Purchaser and Seller.  All interest earned on the Deposit shall become part of the Deposit.

ARTICLE IV
ADJUSTMENTS
Section 4.1.  Adjustments

. The following are to be adjusted and prorated between Seller and Purchaser as of 11:59 P.M. on the day preceding the Closing Date, based upon a 365-day year, and the net amount thereof shall be, if such net amount is in Seller’s favor, added to the Purchase Price at the Closing, or, if such net amount is in Purchaser’s favor, credited against the Purchase Price at the Closing:

(a)  Taxes and Assessments.  General property taxes (state, county, municipal, school and fire district) shall be adjusted and prorated on the basis of the fiscal year for which assessed.  If the Closing shall occur before the tax rate or assessed valuation is fixed for the Premises, the apportionment of real estate taxes for the Premises shall be upon the basis of the tax rate for the preceding year applied to the most recently applicable assessed valuation of the Premises, subject to further and final adjustment when the tax rate and/or assessed valuation for the Premises is fixed for the year in which the Closing occurs.  In the event that the Premises or any part thereof shall be or shall have been affected by any special assessment or assessments, whether or not the same become payable in annual installments, Seller shall, at the Closing, be responsible for the entire amount of any such assessments.

(b)  Water Charges.  Water rates, water meter charges and sewer rents (the “Water Charges”), if any, shall be adjusted and prorated on the basis of the fiscal period for which assessed.  Seller shall endeavor to have the appropriate agencies read the meters for the Water Charges (if applicable) on or prior to the Closing Date, but in no event prior to the date which is thirty (30) days prior to the Closing Date.  Seller shall be responsible for all Water Charges based on such final meter readings through the day preceding the Closing Date (using the per diem rate for the period between the reading date and the day preceding the Closing Date), and Purchaser shall be responsible for all Water Charges thereafter.  If such final readings are not obtainable, then, until such time as the final readings are obtained, all Water Charges for which final readings were not obtained shall be pro rated as of the Closing Date based upon the per diem rate obtained by using the last period and bills for such Water Charges that are available.  Upon the taking of a subsequent actual final reading after Closing, such apportionment shall be adjusted to reflect the actual per diem rate for the billing period in which the Closing Date falls, and Seller or Purchaser, as the case may be, shall promptly deliver to the other the amount determined to be due upon such adjustment.  Unmetered Water Charges shall be apportioned on the basis of the charges therefor for the same period of the preceding calendar year, but applying the current rate thereto.  Notwithstanding the foregoing, there shall be no adjustment of Water Charges which are payable directly by Tenants or other occupants of the Premises.

(c)  Permits, Licenses.  Prepaid license and permit fees in connection with permits and licenses assigned to Purchaser.

(d)  Rent.                      All Rent paid pursuant to the Leases for the month or other relevant period in which the Closing occurs shall be adjusted at Closing.  No adjustment at Closing shall be made for delinquent rent which shall be handled under the provisions below.  Purchaser shall receive a credit at Closing for all Rent paid to Seller prior to the Closing for periods after the month in which the Closing occurs.

(i)  If, as of the Closing Date, there are any past due Fixed Rent owing by any Tenant, Purchaser shall use its commercially reasonable efforts to collect the same.  Purchaser shall not be obligated to institute legal actions or proceedings against any Tenant to collect such past due Fixed Rent, but the Seller hereby waives any and all right to institute any legal actions or proceedings against such Tenant including any right to seek the eviction of such Tenant or the termination of a Lease.

(ii)  Any Fixed Rent received (net of Purchaser’s reasonable costs of collection) after the Closing from any Tenant which owes Fixed Rent for the period prior to the Closing shall be applied in the following order of priority:  (A) first, to Purchaser, until Fixed Rent for all current periods is paid in full, and (D) second, after Fixed Rent then due and payable for all post Closing periods are paid in full, to the Seller in payment of Fixed Rent for periods prior to the month immediately preceding the month in which the Closing occurs.

(iii)  To the extent that any portion of the Overage Rent is required to be paid monthly or on another periodic basis, by Tenants on account of estimated amounts for the current period, and at the end of each calendar year (or, if applicable, at the end of each lease year or tax year, as the case may be), such estimated amounts are to be recalculated based upon the actual expenses, taxes and other relevant factors for that calendar (lease or tax) year, with the appropriate adjustments being made with such Tenants, then such portion of the Overage Rent paid shall be prorated between Seller, on the one hand, and Purchaser, on the other hand, at the Closing, based on such estimated payments (i.e., with Seller entitled to retain all monthly and other periodic installments of such amounts paid with respect to periods prior to the calendar month or other relevant period in which the Closing Date occurs, Seller to pay to Purchaser at the Closing all monthly or other relevant period installments of such amounts paid with respect to periods following the calendar month or other relevant period in which the Closing occurs and Seller and Purchaser shall apportion all monthly installments of such amounts with respect to the calendar month in which the Closing occurs) and at the time(s) of final calculation and collection from (or refund to) Tenants of the amounts in reconciliation of actual Overage Rent for a period for which estimated amounts have been prorated, there shall be a reproration between Seller (on the one hand) and Purchaser (on the other hand), based upon their respective actual expenses, taxes and other relevant factors for that calendar (lease or tax) year, with the net credit resulting from such reproration being payable to the appropriate party.

(iv)  As to Overage Rent in respect of an accounting period that shall have expired prior to the Closing, but which shall be paid after the Closing, Purchaser agrees that it will pay the entire amount over to the Seller upon receipt thereof, less Purchaser’s reasonable costs of collection reasonably allocable thereto.  Purchaser agrees that it shall:  (a) promptly render bills for any Overage Rent in respect of an accounting period that shall have expired prior to Closing but which shall be payable after the Closing, (b) bill Tenants who owe such Overage Rent attributable to an accounting period that shall have expired prior to the Closing, on a monthly basis for a period of six consecutive months, and (c) use commercially reasonable efforts in the collection of Overage Rent (Seller acknowledges that, as of the date hereof, Seller knows of no such past due Overage Rent); provided, however, that Purchaser shall have no obligation to commence any legal actions or proceedings to collect any such Overage Rent.  Notwithstanding the foregoing, if Purchaser shall be unable to collect such Overage Rent despite using its commercially reasonable efforts to do so, Seller shall have the right to pursue Tenants to collect such delinquencies (including the prosecution of one or more lawsuits); provided, however, (i) Seller shall not be entitled to evict (by summary proceedings or otherwise) any such Tenant or to terminate such Tenant’s Lease, (ii) Seller shall not be entitled to institute any legal actions or proceedings against any such Tenant unless the amounts of the delinquency in controversy, in the aggregate, are equal to or greater than $100,000 and unless Seller shall have first given Purchaser thirty (30) days’ prior written notice of its intent to file such legal action or proceeding against the Tenant, (iii) Seller shall institute such legal actions or proceedings within one (1) year following the Closing, except that no such time limit shall apply to any actions or proceedings arising out of any audit of any Overage Rent by Shook Hardy, and (iv) Purchaser shall not be obligated hereunder to participate in or cooperate with Seller as to such suit. Notwithstanding anything to the contrary herein, no provision of this Agreement shall be construed as preventing or restricting Seller from filing a counterclaim against a Tenant in any suit or other proceeding brought by such Tenant against Seller or any of its affiliates.  Seller shall furnish to Purchaser all information relating to the period prior to the Closing that is reasonably necessary for the billing of Overage Rent.  Purchaser shall deliver to Seller, concurrently with the delivery to Tenants, copies of all statements relating to Overage Rent for periods prior to the Closing.

(v)  Any Rent received directly or indirectly by Seller or Purchaser following the Closing and which are the property of the other party, shall be deemed held in trust and shall be paid to the other party within five (5) Business Days following receipt thereof.  Upon either party’s request from time to time, the other party shall provide the requesting party with an accounting (certified by the applicable party as being true and correct) of all Rent received by it following Closing. Until such time as all amounts required to be paid to Seller by Purchaser pursuant to the aforesaid provisions shall have been paid in full, Seller may from time to time, but not more frequently than once each calendar month, request that Purchaser furnish Seller with a reasonably detailed accounting of the collection of all Rent.  Within ten (10) Business Days of its receipt of such request, Purchaser shall furnish Seller with such accounting.  Seller shall have the right from time to time following the Closing, on prior notice to Purchaser, to review Purchaser’s records with respect to the Premises to ascertain the accuracy of such accountings.

(e)  Electricity and other Utilities.  Seller shall use reasonable efforts to obtain readings of meters measuring electricity, steam, gas and other utility consumption at the Premises for all periods through (and including) the date preceding the Closing Date, but in no event prior to the date which is thirty (30) days prior to the Closing Date. Seller shall pay, and be responsible for, all bills rendered on the basis of such readings through the Closing Date (using the per diem rate for the period between the reading of the meter and the day preceding the Closing Date).  If such readings are not obtained for any metered utility, then, at the Closing, apportionment shall be made on the basis of the most recent period for which such readings are available.  Upon the taking of subsequent actual readings, there shall be a recalculation of the applicable utility charges, and Seller or Purchaser, as the case may be, shall promptly remit to the other party any amounts to which such party shall be entitled by reason of such recalculation (with Seller being obligated to pay all such utility charges pertaining to the period prior to the Closing, and Purchaser being obligated to pay all such utility charges pertaining to the period thereafter).  Notwithstanding the foregoing, there shall be no adjustment of electric charges and other utility charges which are payable by Tenants directly to the relevant utility company.

(f)  Unused Allowance Balance.  Seller shall pay to Purchaser the Unused Allowance Balance on the Closing Date.  In no event shall Seller bear any responsibility for the allowances described in Section 2.02, 2.03 or 2.04 of the Shook Hardy Lease (the same being the sole responsibility of Purchaser following the Closing).

(g)  Other.   At Closing, Purchaser shall receive a credit in the amount of $40,000 for the replacements of certain locks at the Premises and a credit in the amount of $22,000 for the purchase of blinds for the 6th and 7th Floors.  Seller shall have no obligation with regard to the performance of such work following the Closing nor any costs associated therewith (Purchaser being responsible for the same).  Any other item which, under the terms of this Agreement, is to be apportioned at Closing.

Section 4.2.  Security Deposits

.  Seller shall, at Seller’s cost and expense (a) assign to Purchaser at the Closing the Shook Letter of Credit, then held by Seller as a security deposit under the Shook Hardy Lease together with all applicable transfer documentation as may be required by the issuer thereof in order to transfer the same, (b) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require to transfer or assign such letters of credit to Purchaser, and (c) reasonably cooperate with Purchaser to change the named beneficiary under such letters of credit to Purchaser; provided, however, Purchaser shall bear any transfer fees that may be levied in connection with any assignment and transfer of the Shook Letter of Credit to the extent Shook Hardy under the Shook Hardy Lease is not obligated to pay such transfer fee.

Section 4.3.  Post Closing Adjustments; Survival

.  If any items to be adjusted as set forth in this Article IV are not determinable at the Closing or estimates therefor are incorrect, the adjustment shall be made subsequent to the Closing when the charge is determined. Any errors or omissions in computing adjustments at the Closing shall be promptly corrected, provided that the party seeking to correct such error or omission shall have notified the other party of such error or omission on or prior to the date that is one (1) year following the Closing Date as to taxes and one hundred eighty (180) days following the Closing Date as to other items. The provisions of this Article IV shall survive the Closing.

ARTICLE V
TITLE AND PERMITTED EXCEPTIONS
Section 5.1.  Permitted Exceptions

.  Seller agrees to sell the Premises to Purchaser, and Purchaser agrees to purchase the Premises from Seller, subject only to: (a) those matters set forth on Exhibit B annexed hereto, (b) such Title Exceptions as Title Insurer shall be willing to, at its regular rates, omit as exceptions to coverage, and (c) the exceptions and matters subject to which Purchaser has agreed to accept title to the Premises specifically set forth in this Agreement (including the Easement Agreement and all Existing Leases and any other Lease which Seller is permitted to enter into pursuant to the terms of this Agreement) (the liens, claims, encumbrances, exceptions and matters set forth in subclauses (a) through (c) above with respect to the Premises being collectively referred to as the “Permitted Exceptions”).

Section 5.2.  Title Report

. Purchaser has received and reviewed a: (i) copy of that certain title commitment dated July 13, 2007 issued by the Title Insurer and bearing the commitment number C0707317 (the “Title Report”).  Seller also has delivered to Purchaser a copy of the most recent survey of the Premises in Seller’s possession (“Survey”).  Prior to the Contract Date, Purchaser shall have reviewed title to the Premises as described by the Title Report and Survey and notified Seller of any objections Purchaser has to the Title Report and Survey.  Purchaser may, at its cost and expense, revise, modify and recertify the Survey. Purchaser shall: (a) instruct the Title Insurer, in writing, to furnish copies of all title continuations to Seller’s counsel at the address set forth in Section 17.1, and (b) within five (5) Business Days after issuance of any such continuation, give notice to Seller specifying all new Title Exceptions set forth in such continuation which Purchaser claims are not Permitted Exceptions.

Section 5.3.  Discharge of Title Exceptions at Closing

.  If, at the Closing, there are any Title Exceptions which are not Permitted Exceptions for the Premises and which Seller is obligated by this Agreement or elects to pay and discharge, Seller may use any portion of the Purchase Price or any other sum to discharge the same, provided that Seller either shall have delivered to Purchaser at the Closing instruments in recordable form sufficient to discharge such Title Exceptions of record, together with the cost of any applicable recording or filing fees.  The existence of any such liens or encumbrances shall not be deemed objections to title prior to Closing if Seller shall comply with the foregoing requirements at or before Closing.  Any unpaid liens for taxes, Water Charges and assessments applicable to the period prior to the Closing Date shall not be objections to title, but the amount thereof plus any interest and penalties thereon shall be deducted from the Purchase Price, subject to the provisions for apportionment of taxes, Water Charges, rents and assessments contained in Article IV of this Agreement.

Section 5.4.  Inability to Convey

.                      Except as expressly set forth in this Article V, nothing contained in this Agreement shall be deemed to require Seller to take or bring any action or proceeding or any other steps to remove any Title Exception or to expend any moneys therefor, nor shall Purchaser have any right of action against Seller, at law or in equity, for Seller’s inability to convey title in accordance with the terms of this Agreement.

Section 5.5.  Rights in Respect of Inability to Convey

.

(a)           In the event that Seller, after complying with its obligations hereunder (including Section 5.6 and Section 5.7) shall be unable to convey title to the Premises as provided in this Article V, and Purchaser has not, prior to the Scheduled Closing Date (as it may have been adjourned in accordance with this Agreement), given notice to Seller that Purchaser waives objection to each Title Exception which is not a Permitted Exception for the Premises and agrees to close this transaction without abatement of any portion of the Purchase Price, credit or allowance of any kind (other than a credit in the amount of the unused portion of the Liquidated Sum Amount, if any, that the Purchaser may be entitled to under Section 5.7) or any claim or right of action against Seller for damages or otherwise relating to same, Seller shall have the right, at Seller’s sole election, to either (1) take such action as Seller shall deem advisable to discharge each such Title Exception which is not a Permitted Exception, including, without limitation, by satisfying the requirements of the Title Insurer sufficient to cause the Title Insurer to insure over any Mechanics Lien Title Exception at Closing, or (2) terminate this Agreement.  In the event Seller shall elect to take action to so discharge each such Title Exception which is not a Permitted Exception, Seller shall be entitled to one or more adjournments of the Scheduled Closing Date for a period reasonably necessary to so discharge the same, not to exceed thirty (30) days in the aggregate (inclusive of any adjournments made by Seller pursuant to Section 5.6 and Section 5.7), and the Closing shall be adjourned to a date specified by Seller not beyond such thirty (30) day period.  If, for any reason whatsoever, Seller shall not have succeeded in so discharging each such Title Exception at the expiration of such adjournment(s) and if Purchaser has not, prior to the expiration of the last of such adjournments, given notice to Seller that Purchaser waives objection to each such Title Exception and agrees to close this transaction without abatement of any portion of the Purchase Price, credit or allowance of any kind (other than a credit in the amount of the unused portion of the Liquidated Sum Amount, if any, that the Purchaser may be entitled to under Section 5.7) or any claim or right of action against Seller for damages or otherwise relating to the same, this Agreement shall be deemed to be terminated as of the last date to which the Scheduled Closing Date was adjourned by Seller pursuant to this Article V. Upon any termination of this Agreement pursuant to this Section 5.5, then (I) the Deposit shall be refunded to Purchaser and (II) neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement.  No action taken by Seller to discharge, or attempt to discharge, any purported Title Exception shall be an admission that any such purported Title Exception is not a Permitted Exception.  The provisions of this Section 5.5 shall be subject to Seller’s and Purchaser’s rights and obligations with respect to Voluntary Title Exceptions and Liquidated Sum Title Exceptions as set forth in Section 5.6 and Section 5.7, respectively.

(b)           Notwithstanding anything to the contrary contained herein, if any Title Exception which is not a Permitted Exception can be removed by the delivery of an affidavit of Seller, Seller shall deliver such affidavit to Purchaser and the Title Insurer at the Closing; provided that such affidavit: (i) does not increase the obligations of Seller under this Agreement (other than in a deminimis manner), (ii) does not result in any costs to Seller (other than deminimis costs) or (iii) would not be likely to result in any liability to Seller (other than in a deminimis manner).

Section 5.6.  Voluntary Title Exceptions

(a)  .  If, from time to time prior to the Closing, Purchaser shall receive written notification (which for purposes of this Article V shall include any information in any title report and in any title continuation provided to Purchaser) of any Voluntary Title Exceptions, then Purchaser shall promptly notify Seller thereof, which notice shall describe in reasonable detail the Voluntary Title Exceptions(s).  Seller shall discharge, in the manner set forth in Section 5.5, all Voluntary Title Exceptions regardless of cost on or prior to Closing.  Seller shall be entitled to one or more adjournments of the Scheduled Closing Date of such duration as shall be reasonably necessary to discharge the same, not to exceed thirty (30) days in the aggregate (inclusive of any adjournments made by Seller pursuant to Section 5.5 and Section 5.7) to so discharge Voluntary Title Exceptions.  If Seller shall fail to so discharge all Voluntary Title Exceptions on or prior to Closing, then Purchaser shall have the right, as and for its sole and exclusive remedy, to elect one of the following two alternatives:

(i)           Purchaser may elect to close otherwise in accordance with this Agreement, notwithstanding the existence of such Voluntary Title Exceptions.  If Purchaser so elects, then (1) Purchaser shall be deemed to have waived such Voluntary Title Exceptions that were not discharged on or prior to the Closing and the same shall not be grounds for an objection to title, (2) Purchaser shall not have any right of action against Seller for or in connection with such undischarged Voluntary Title Exceptions, at law or in equity and (3) Purchaser shall receive a credit against the Purchase Price in an amount equal to the aggregate amount needed to discharge and remove of record those undischarged Voluntary Title Exceptions that can be discharged solely by the payment of a liquidated sum of money and Seller shall, if it is the appropriate party, execute and deliver all documents necessary to discharge and remove same of record; or

(ii)           Purchaser, by written notice given to Seller on or prior to the Scheduled Closing Date (as so adjourned), may elect to terminate this Agreement; or

(iii)           Purchaser may seek specific performance of Seller’s obligation to remove Voluntary Title Exceptions.

If Purchaser shall fail to notify Seller of such election on or prior to the Scheduled Closing Date (as so adjourned), then Purchaser shall irrevocably be deemed to have elected to terminate this Agreement as provided in clause (ii).  If this Agreement is terminated pursuant to clause (ii), then (I) the Deposit shall be refunded to Purchaser and (II) Purchaser shall have such rights and remedies against Seller as may be available under equity and/or applicable law, provided that Seller shall not be liable for consequential damages or for punitive damages.

Section 5.7.  Liquidated Sum Title Exceptions

.  On or prior to Closing, Seller shall discharge all Liquidated Sum Title Exceptions; provided, however, that Seller’s obligations under this Section 5.7 shall be subject to and limited by the following provisions:

(a)  Notwithstanding the foregoing provisions of this Section 5.7, Seller shall have no obligation to expend more than the Liquidated Sum Amount in the aggregate in order to cause all Liquidated Sum Title Exceptions to be discharged.  Seller shall be entitled to one or more adjournments of the Scheduled Closing Date not to exceed thirty (30) days in the aggregate (inclusive of any adjournments made by Seller pursuant to Section 5.5 and Section 5.6 above) to discharge Liquidated Sum Title Exceptions.

(b)  If, from time to time and at any time at or prior to the Closing, Seller shall determine, in its good faith judgment, that the sum of (i) the cost to discharge all then undischarged Liquidated Sum Title Exceptions, plus (ii) all actual amounts expended by Seller on or prior to such date (but after the date of this Agreement) to discharge any Liquidated Sum Title Exceptions shall exceed the Liquidated Sum Amount, then Seller may (but shall not be obligated to) notify Purchaser thereof (the “Seller Liquidated Sum Title Exception Notice”), which notice shall describe in reasonable detail (x) the Liquidated Sum Title Exceptions that are then in existence and have not been discharged and (y) the actual amounts expended by Seller on or prior to such date (but after the date of this Agreement) to discharge any Liquidated Sum Title Exceptions, together with documentation reasonably evidencing the same.  If Seller shall give a Seller Liquidated Sum Title Exception Notice to Purchaser within five (5) days of the Scheduled Closing Date, then Purchaser shall have the right, as and for its sole and exclusive remedy, to elect one of the following two alternatives:

(i)  Purchaser may elect to close otherwise in accordance with this Agreement, notwithstanding the existence of such Liquidated Sum Title Exceptions.  If Purchaser so elects, then, subject to Purchaser’s rights with respect to any Voluntary Title Exceptions as set forth in Section 5.6 above, (1) Purchaser shall be deemed to have waived all Liquidated Sum Title Exceptions that were not discharged on or prior to the Closing and the same shall not be grounds for an objection to title, (2) Purchaser shall not have any right of action against Seller for or in connection with such undischarged Title Exceptions, at law or in equity, and (3) Purchaser shall receive a credit against the Purchase Price in an amount equal to the lesser of (x) the aggregate amount needed to discharge and remove of record such undischarged Liquidated Sum Title Exceptions and (y) the excess of the Liquidated Sum Amount over the amounts expended by Seller on or prior to the Closing Date (but after the date of this Agreement) to discharge any Liquidated Sum Title Exceptions; or

(ii)  Purchaser, by written notice given to Seller on or prior to the Scheduled Closing Date (as so adjourned), may elect to terminate this Agreement.  If Purchaser shall fail to notify Seller of such election on or prior to the Scheduled Closing Date (as so adjourned), then Purchaser shall irrevocably be deemed to have elected to terminate this Agreement as provided in this clause (ii) of this Section 5.7(b).  If this Agreement is terminated pursuant to this clause (ii), then (I) the Deposit shall be refunded to Purchaser and (II) neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement.

Section 5.8.  Purchaser’s Right to Accept Title

.  Notwithstanding the foregoing provisions of this Article V, Purchaser may, by notice given to Seller at any time prior to the Scheduled Closing Date (as it may have been adjourned by Seller pursuant to this Article V), elect by written notice to Seller, to waive any or all exceptions which are not Permitted Exceptions.  In such event, this Agreement shall remain in effect and the parties shall proceed to Closing but, except to the extent set forth in Section 5.6 and Section 5.7, Purchaser shall not be entitled to any abatement, credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise by reason of the existence of any Title Exceptions which are not Permitted Exceptions; provided that a waiver of any exceptions which are not Permitted Exceptions prior to the Scheduled Closing Date shall not be deemed to be a waiver of any other exceptions that are not Permitted Exceptions and are first discovered by Purchaser following the notice.

ARTICLE VI
CONDITION OF PROPERTY; NO DUE DILIGENCE PERIOD
Section 6.1.  Condition of Premises

.  (a) Purchaser is a sophisticated investor and its valuation of, and decision to purchase, the Premises is based upon its own independent expert evaluations of such facts and materials deemed relevant by Purchaser and its agents. Other than the representations and warranties of Seller specifically set forth herein or in the Closing documents executed and delivered by Seller at the Closing pursuant to Article VIII hereof, Purchaser has not relied in entering into this Agreement upon any oral or written information from Seller, in any capacity, or any of its employees, affiliates, agents, consultants, advisors or representatives, including any appraisals, projections or evaluations of credit quality prepared by Seller or any of its employees, affiliates, agents, consultants, advisors or representatives.  Purchaser further acknowledges that no employee, agent, consultant, advisor or representative of Seller has been authorized to make, and that Purchaser has not relied upon, any statements or representations other than those specifically contained in this Agreement.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER IS PURCHASING THE PREMISES “AS IS” AND “WHERE IS” “WITH ALL FAULTS” ON THE CLOSING DATE, AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN SAID CLOSING DOCUMENTS, SELLER IS MAKING NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND PURCHASER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING THE PREMISES, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (A) THE BUSINESS OR FINANCIAL CONDITION OF ANY TENANT OF THE PREMISES, (B) THE PHYSICAL CONDITION OF ANY IMPROVEMENT OR ANY OTHER PROPERTY COMPRISING ALL OR A PART OF THE PREMISES, OR ITS FITNESS, MERCHANTABILITY OR SUITABILITY FOR ANY USE OR PURPOSE, (C) THE LEASES, RENTS, INCOME OR EXPENSES OF THE PREMISES, (D) THE COMPLIANCE OR NON-COMPLIANCE WITH ANY LAWS, CODES, ORDINANCES, RULES OR REGULATIONS OF ANY GOVERNMENTAL AUTHORITY AND ANY VIOLATIONS THEREOF, (E) THE PRESENCE OF ANY HAZARDOUS OR TOXIC SUBSTANCES, LEAD PAINT OR ASBESTOS AT THE PREMISES, OR (F) THE CURRENT OR FUTURE USE OF THE PREMISES, INCLUDING THE PREMISES’ USE FOR COMMERCIAL, RETAIL, INDUSTRIAL OR OTHER PURPOSES.  Seller is not liable or bound in any manner by any verbal or written statements, representations, real estate brokers’ “set-ups”, offering memorandum or information pertaining to the Premises furnished by any real estate broker, advisor, consultant, agent, employee, representative or other Person.

(b)           Except as may otherwise be provided in this Agreement, in addition to, and not by way of limitation of Section 6.1(a), Purchaser shall be required to accept the Premises subject to all (i) violations of law, notes or notices of violations of law or governmental ordinances, orders or requirements noted in or issued by any Governmental Authority, and (ii) liens which may attach pursuant to any of the foregoing, in each case whether such violations, notes, notices, orders, requirements or liens, or the conditions giving rise thereto, existed or were noted or issued prior to the date of this contract, or now or hereafter exist or come into being.  Except as may otherwise be provided in this Agreement, any such violations, notes, notices, orders, requirements or liens shall be deemed Permitted Exceptions and shall be the sole responsibility of Purchaser. Without limiting the generality of the foregoing, Seller shall not be required to remove or comply with any violations, notes, notices, orders, requirements or liens a Tenant is required to remove or comply with pursuant to the terms of its Lease, and such violations, notes, notices, orders, requirements or liens shall not be deemed to be an objection to title.  Except as may otherwise be provided in this Agreement, Purchaser shall accept the Premises subject to all such violations, notes, notices, orders, requirements or liens without abatement against the Purchase Price, credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise, and Seller shall have no obligation to remove, comply with, cure, discharge or otherwise deal with such violations, notes, notices, orders, requirements or liens, or the conditions giving rise thereto.

(c)           Except for a breach of a representation and warranty in Section 10.2(f) [Violations] herein, Purchaser expressly waives, releases and discharges Seller, and any entity or person which at any time directly or indirectly controlled or was controlled by Seller, from any and all suits, claims, demands, cause of action, damages (including, but not limited to, consequential damages), losses, costs, and expenses of any kind, whether known or unknown, relating to or arising at any time out of the Premises, and based on: (1) any Environmental Law including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, and the federal Resource Conservation and Recovery Act; (2) the Release of any Hazardous Materials; and (3) any environmental conditions whatsoever in, on, above, beneath, at, to, under or in the vicinity of the Premises.  As used herein, the term “Environmental Laws” shall mean: all federal, state, and local laws, statutes, ordinances and regulations, now or hereafter in effect, related to the protection of human health, safety, the environment and natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et. seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. Sections 5102, et. seq.), the Federal Insecticide, Fungicide and Rodenticide Act, as amended (7 U.S.C. Sections 136, et. seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et. seq.), the Toxic Substance, Control Act, as amended (42 U.S.C. Sections 7401, et seq.), the Clean Air Act, as amended (42 U.S.C. Sections 7401, et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et. seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. Sections 651, et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. Sections 300f, et seq.), any state or local counterpart or equivalent of any of the foregoing and any Federal, state or local transfer of ownership notification or approval statutes.  As used herein, the term “Hazardous Materials” shall mean those substances included within the definitions of any one or more of the terms “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” and “toxic pollutants,” as such terms are defined under the Environmental Laws, or any other substance regulated by an Environmental Law.  As used herein, the term “Release” shall mean release, presence, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material into the indoor or outdoor environment.

(d)           Notwithstanding the foregoing, the waivers, releases and other matters set forth in this Section 6.1 of this Agreement shall not apply to any claims of contribution by Purchaser against Seller with respect to claims made by third parties (including Governmental Authorities) against Purchaser or its successors, assigns, agents or affiliates with respect to Hazardous Materials in, on, under, above, adjacent to or otherwise affecting the Premises prior to Closing, for a period of one (1) year following the Closing (after the expiration of said one-year period, this subsection (d) shall be of no further force or effect, except as to claims of contribution filed by Purchaser against Seller during said one-year period).

(e)           The provisions on this Section 6.1 shall survive the Closing.

Section 6.2.  No Due Diligence Period

.  Subject to the provisions of that certain Due Diligence Entry Agreement dated as of January 21, 2008, by and between Seller, as “Owner,” and Purchaser, as “Licensee” (the “Entry Agreement”), Purchaser shall have the right, through the Closing Date, from time to time, upon the advance notice required pursuant to the Entry Agreement, to enter upon and pass through the Premises during normal business hours to examine and inspect the same.

ARTICLE VII
CLOSING
Section 7.1.  Closing Date

(a)  . (a) This Agreement and the closing of the transactions contemplated by this Agreement (the “Closing”) are occurring simultaneously, and so the Closing shall be held at 11:00 a.m. (Central Time) on the date first written above (said date being herein called the “Scheduled Closing Date”), through an escrow with the Escrow Agent acting as escrowee, under terms that are reasonable and customary for closings of this kind, TIME BEING OF THE ESSENCE with respect to Purchaser’s obligation to close on the Scheduled Closing Date.

(b)  The actual date on which the Closing occurs is referred to herein as the “Closing Date”).

ARTICLE VIII
CLOSING DELIVERIES
Section 8.1.  Seller Deliveries

.  On the Closing Date, in addition to all other obligations of Seller in this Agreement which are to be performed on the Closing Date, Seller shall do the following:

(a)  Seller shall execute and deliver to Purchaser a Special Warranty Deed, in the form of Exhibit D-1 annexed hereto and made a part hereof, in proper form for recording, duly executed and acknowledged so as to convey the Premises to Purchaser, subject to the Permitted Exceptions and the other objections waived by Purchaser (the “Deed”).

(b)  Seller shall execute, acknowledge and deliver to Purchaser the appropriate non-foreign affidavit pursuant to Section 1445 of the Internal Revenue Code, as amended, sufficient to provide an exemption under subdivision (b) thereof.

(c)  Seller shall execute and deliver to Purchaser a bill of sale, in the form of Exhibit D-2 annexed hereto and made a part hereof, transferring any Personal Property.

(d)  Seller shall deliver to Purchaser such documents as are reasonably requested by the Title Insurer to demonstrate that the transactions contemplated hereby have been duly authorized by all necessary organizational action of Seller (including corporate (or other appropriate entity) resolutions and incumbency certificates) and such customary affidavits, evidence and documents as may be reasonably required by the Title Insurer in order to issue so-called owner’s and lender’s title insurance policies insuring Purchaser’s title to the Premises, as relate to (i)  mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Premises and (iv) any special assessments not yet of record; provided in no event shall Seller be required to deliver any instrument that shall impose liability upon it or require Seller to undertake any obligations or make any representations not otherwise provided for in this Agreement.

(e)  Seller shall deliver to Purchaser, to the extent same are in Seller’s (or any of its agent’s) possession or are under Seller (or any of its agent’s) control, originals (or if unavailable, copies) of the following documents to the extent same exclusively relate to the Premises: (i) Leases, (ii) lease files, (iii) assignable permits, licenses, building certificates (e.g., boiler certificates), warranties and/or guaranties, (iv) building specifications and plans, and surveys and reports and studies concerning building operations (as opposed to reports and studies pertaining to the initial development and construction of the Improvements), (v) maintenance logs, (vi) to the extent available, invoices and receipts required to calculate the adjustments under Article IV of this Agreement, and (vii) utility and real estate tax bills for the real estate tax fiscal year in which the Closing occurs.

(f)  Subject to the provisions of Section 4.2, Seller shall deliver to Purchaser the Shook Letter of Credit held by Seller as security in connection with the Shook Hardy Lease and shall execute and deliver to Purchaser such instruments and forms as shall be necessary to transfer to Purchaser the Shook Letter of Credit.

(g)  Seller shall deliver to Purchaser notice letters executed by Seller, in form reasonably acceptable to Purchaser and Seller, to each Tenant notifying such Tenant that Seller has transferred its interest in such Tenant’s Lease to Purchaser and directing such Tenant to pay future rent as directed by Purchaser.

(h)  Seller shall deliver to Purchaser keys or access cards, as the case may be, with respect to the Premises, tagged for identification (Purchaser acknowledges and accepts that the access cards and system for the Premises are not separate from the master system described in the Master Services Agreement).

(i)  Seller shall deliver the original executed counterpart of the Shook Hardy Estoppel Certificate to the extent Seller may have received the same from Shook Hardy, pursuant to its request under Article XII.

(j)  Seller shall deliver the original executed counterpart of the Shook Hardy Lease Amendment to the extent Seller may have received the same from Shook Hardy, pursuant to its request under Article XII.

Section 8.2.  Purchaser Deliveries

.  On the Closing Date, in addition to all other obligations of Purchaser in this Agreement which are to be performed on the Closing Date,  Purchaser shall do all of the following:

(a)  Purchaser shall cause the Escrow Agent to pay the Deposit to Seller at the Closing and Purchaser shall pay the balance of the Purchase Price, and all other sums payable to Seller by Purchaser at the Closing, to Seller in accordance with the terms of this Agreement.

(b)  Purchaser shall deliver to Seller certified as true, correct and complete copies of: (i) the Organizational Documents of Purchaser, none of which have been amended, except as evidenced by amendments similarly delivered and, which constitute the entire agreement among the partners or, members, as the case may be, thereof, respectively, (ii) any certificate of value with regard to the transaction as may be required in connection with the recordation of the Deed, and (iii) such other documents as are reasonably requested by the Title Insurer to demonstrate that the transactions contemplated hereby have been duly authorized by all necessary organizational action of Purchaser (including corporate (or other appropriate entity) resolutions and incumbency certificates).

Section 8.3.  Mutual Deliveries

(a)  .  Seller and Purchaser shall each execute (and cause to be acknowledged or sworn to if required) and deliver on the Closing Date, such instruments, agreements or other documents as are required to be executed and delivered by the terms of this Agreement to consummate the transactions contemplated herein, including:

(a)  An assignment and assumption of leases with respect to the Leases in effect on the Closing Date in the form annexed hereto as Exhibit E-1;

(b)  An assignment and assumption of Seller’s right, title and interest in any Intangible Property relating exclusively to the Premises in the form annexed hereto as Exhibit E-2;

(c)  The agreement (“Chilled Water Supply Contract”) in the form annexed hereto as Exhibit E-3;

(d)  The agreement (“Easement Agreement”) in the form annexed hereto as Exhibit E-4;

(e)  The agreement (“MasterServices Agreement”) in the form annexed hereto as Exhibit E-5;

(f)  The agreement in the form annexed hereto as Exhibit E-6;

(g)  Any instruments which may be required for the recordation of the Deed contemplated herein.

ARTICLE IX
CONDITIONS TO CLOSING
Section 9.1.  Conditions to Purchaser’s Obligation to Close

.  Purchaser’s obligation to close on the Closing Date is subject to the satisfaction of the following conditions precedent, any or all of which may be waived in writing by Purchaser:

(a)  This Agreement shall be in full force and effect and there shall not then exist any event which would allow Purchaser to terminate this Agreement pursuant to the express terms hereof;

(b)  Seller shall have complied, in all material respects, with its obligations under Article VIII;

(c)  Purchaser shall have received an ALTA form of owner’s policy of title insurance issued by the Title Company, insuring or an irrevocable obligation of the Title Company committing to insure, good and marketable title to the Premises free and clear of all liens, encumbrances and other matters affecting title except for Permitted Exceptions, such obligation shall be unconditional except to the extent subject to the payment of the premium therefore and the taking of such other actions as are customarily required to obtain such insurance;

(d)  The Shook Estoppel Certificate, executed on behalf of Shook Hardy, shall have been delivered to Purchaser;

(e)  The Shook Lease Amendment, executed on behalf of Shook Hardy, shall have been delivered to Purchaser; and

(f)  Shook Hardy shall not be in default under its Lease (beyond any applicable notice and grace period set forth therein) with respect to the payment of any rental thereunder or in respect of any other material term thereof, and shall not have filed for bankruptcy, be subject to an involuntary bankruptcy proceeding, been adjudicated bankrupt or admitted in writing its inability to pay its debts as they become due or have had a receiver appointed for any of its assets.

Section 9.2.  Conditions to Seller’s Obligation to Close

.  Seller’s obligation to close on the Closing Date is subject to the satisfaction of the following conditions precedent, any or all of which may be waived in writing by Seller:

(a)  This Agreement shall be in full force and effect and there shall not then exist any event which would allow Seller to terminate this Agreement pursuant to the express terms hereof; and

(b)  Purchaser shall have complied, in all material respects, with its obligations under Article VIII.

Section 9.3.  Non-Satisfaction of Conditions

.  If any of the conditions precedent set forth in Section 9.1 or Section 9.2 above are not satisfied on or before the date by which they are required to be satisfied, the party for whose benefit the condition precedent exists shall have the right to waive such condition and, to the extent applicable, the rights under Article XVI of this Agreement.  If such waiver is not given then, subject to the rights of the parties under Article XVI hereof in the event a condition was not satisfied by reason of a default by a party, this Agreement shall terminate, Purchaser shall be entitled to a return of the Deposit and all interest thereon, and neither party shall have any rights or obligations hereunder, except those that survive any such termination of this Agreement

ARTICLE X
REPRESENTATIONS AND WARRANTIES
Section 10.1.  Representations and Warranties by Seller as to Seller

.   Seller represents and warrants to Purchaser that, as of the Contract Date:

(a)  Authority; Binding on Seller; Enforceability.  It has the right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such party enforceable against such party in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

(b)  Conflict with Existing Laws or Contracts.  The execution and delivery of this Agreement and all related documents and the performance of its obligations hereunder and thereunder by it does not conflict with any provision of any law or regulation to which Seller is subject, conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of Seller’s Organizational Documents or of any agreement or instrument to which it is a party or by which Seller is bound or any order or decree applicable to it or result in the creation or imposition of any lien on any of its assets or property, which would reasonably be expected to impair its ability to perform its obligations under this Agreement; and it has obtained all consents, approvals, authorizations or orders of any court or governmental agency or body or any other third party, if any, required for the execution, delivery and performance by it of this Agreement.

(c)  Bankruptcy of Seller.   It has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against it. It is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render it insolvent.

(d)  OFAC List.  It is not (i) identified on the OFAC List (as hereinafter defined) or (ii) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation, or Executive Order of the President of the United States.  The term “OFAC List” shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any law, rule, regulation or Executive Order of the President of the United States, including trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States.

(e)  Other Property.  Seller, as of the Contract Date, is the owner of fee title to those properties listed in Exhibit C annexed hereto, free from any mortgages or deeds of trust.

Section 10.2.  Representations and Warranties by Seller as to the Premises

.  Seller represents and warrants to Purchaser that, as of the Contract Date:

(a)  Leases. There are no Leases which are in effect at the Premises as of the Contract Date, other than the Leases listed on Exhibit F annexed hereto (the “Existing Leases”).  Except as otherwise noted on Exhibit F, (1) to Seller’s actual knowledge, each of the Existing Leases is in full force and effect, (2) no written notice of default on the part of any Tenant under any Existing Lease has been sent by Seller, as landlord, other than a default notice setting forth a default which, as of the Contract Date, has been cured and (3) to Seller’s actual knowledge, no written notice of default or breach on the part of Seller, as landlord, under any of the Existing Leases has been received by Seller, other than a default notice setting forth a default which, as of the Contract Date, has been cured.  Seller has delivered to Purchaser true and complete copies, in all material respects, of all the Existing Leases.

(b)  Litigation.  Seller has no actual knowledge of any threatened, and has not received or given any notice of any pending, actions, suits or proceedings or order, injunction or decree outstanding as to the Premises which, if adversely determined, could reasonably be contemplated to prevent Seller’s consummation of the transaction contemplated by this Agreement or which relates primarily to the Premises or would directly affect Purchaser after Closing.

(c)  Condemnation.  There are no condemnation or eminent domain proceedings pending or, to Seller’s knowledge, threatened in writing, that may result in the taking of any part of the Premises.

(d)  Insurance.  Attached hereto as Exhibit G is a schedule of the insurance coverage currently maintained by Seller with respect to the Premises, which is accurate in all material respects.

(e)  Permits and Licenses.  Seller has not received any written notice from any Governmental Authority that there is a default with respect to any permits and licenses held by Seller in connection with the Premises.

(f)  Violations.  Seller has not received any written notice from any Governmental Authority that there is a violation under any Environmental Laws with respect to the Premises that is still outstanding, nor, to Seller’s actual knowledge, has Seller received any written notice from any Governmental Authority that there is a violation under any other laws with respect to the Premises that is still outstanding.

(g)  Brokerage Commissions; Allowances.  All brokerage commissions payable in connection with execution of the Existing Leases have been or will be paid in full prior to Closing.  Seller has  performed all of the obligations of landlord specifically set forth under each of the Existing Leases (other than the funding of the Unpaid Allowance Balance with regard to the Shook Hardy Lease, which is, as of the date hereof, equal to $3,369,559.41) with respect to: (i) any tenant allowance payable to any Tenant prior to the Scheduled Closing Date; and (ii) any landlord’s work to be performed in connection with the initial occupancy by such Tenant of the premises demised under its Lease to the extent that the same is required to be performed by the landlord prior to the Scheduled Closing Date.

(h)  Employees.  Seller has no employees at the Premises for whom Purchaser would be responsible after the Closing.

(i)  ERISA.  Seller is not a “governmental plan” within the meaning of section 3(32) of the Employee Retirement Income Security Act of 1974, as amended, and the execution of this Agreement and the sale of the Premises by Seller is not, as a result of the structure and ownership of Seller, subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans.

(j)  Development Contract.  Seller has not received any written notice from the City that there is a violation under the Development Plan or the Development Contract with respect to the Premises that is still outstanding.  The Development Plan and the Development Contract have not been amended, terminated or revoked.

Section 10.3.  Representations and Warranties of Purchaser

.  Purchaser represents to Seller that, as of the Contract Date:

(a)  Authority; Binding on Purchaser; Enforceability.  Purchaser has the right, power and authority to execute and deliver this Agreement and to perform Purchaser’s obligations hereunder, and this Agreement has been duly authorized, executed and delivered and is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

(b)  Conflict with Existing Laws or Contracts.  The execution and delivery of this Agreement and all related documents and the performance of its obligations hereunder and thereunder by Purchaser does not conflict with any provision of any law or regulation to which Purchaser is subject, conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of Purchaser’s Organizational Documents or of any agreement or instrument to which Purchaser is a party or by which Purchaser is bound or any order or decree applicable to Purchaser or result in the creation or imposition of any lien on any of its assets or property, which would reasonably be expected to impair its ability to perform its obligations under this Agreement; and Purchaser has obtained all consents, approvals, authorizations or orders of any court or governmental agency or body or any other third party, if any, required for the execution, delivery and performance by Purchaser of this Agreement.

(c)  Legal Action Against Purchaser.  There is no action, suit or proceeding pending against Purchaser in any court or by or before any other governmental agency or instrumentality which, if adversely determined, could reasonably be contemplated to prevent Purchaser’s consummation of the transaction contemplated by this Agreement.

(d)  Bankruptcy of Purchaser.  Purchaser has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Purchaser.  Purchaser is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Purchaser insolvent.

(e)  OFAC List.  Purchaser is not (i) identified on the OFAC List or (ii) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation, or Executive Order of the President of the United States.

(f)           Ownership.  Purchaser is a wholly-owned subsidiary of HINES REIT PROPERTIES, L.P., a Delaware limited partnership, and HINES REAL ESTATE INVESTMENT TRUST, INC. is the general partner and majority owner of, and controls, said partnership.

ARTICLE XI
COVENANTS
Section 11.1.  Modification of the Shook Hardy Lease

.  Between the Contract Date and the Closing Date, Seller shall not modify, amend or terminate the Existing Leases, in any respect, except for the Shook Lease Amendment; provided, however, that Seller shall have the right, without Purchaser’s consent, to enter into any modification or amendment of any Existing Lease to the extent required pursuant to the terms of the such or that is entered into to effectuate or memorialize the exercise of any right or the performance of any obligation contained in such Existing Lease or pursuant to any law, provided that any action or agreement requiring the landlord’s consent or approval shall require the consent of Purchaser.

Section 11.2.  New Leases

(a)  .   Between the Contract Date and the Closing Date, Seller shall not enter into any new lease or extend any Existing Lease without Purchaser’s prior written consent in each instance; provided, however, Seller shall have the right, without Purchaser’s consent, to renew or extend any Existing Lease pursuant to the exercise of any right of renewal or extension by the Tenant under the terms of such Existing Lease; provided that any action or agreement requiring the landlord’s consent or approval shall require the consent of Purchaser.

Section 11.3.  Operation of the Premises

(a)  Between the Contract Date and the Closing Date, Seller shall: (i) continue to maintain the Premises in its current condition, reasonable wear and tear and casualty loss excepted, provided that Seller shall not be obligated to undertake any improvements, repairs or replacements which would be capitalized under generally accepted accounting principles; and (ii) not remove any Fixtures or Personal Property from the Premises, unless the same is obsolete or is otherwise replaced with Fixtures of comparable function.

(b)  Between the Contract Date and the Closing Date, Seller shall maintain in full force and effect fire and other casualty insurance coverages which are substantially equivalent to those maintained on the Contract Date.

Section 11.4.  Tax Certiorari Proceedings

.

(a)  If any tax reduction proceedings in respect of the Premises, relating to 2007 or relating to any fiscal years prior to the fiscal year in which the Closing occurs, are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same; provided, however, that Seller shall not settle any such proceeding which affects any fiscal year after 2007 without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed.  Purchaser shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction proceedings.

(b)  Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to the period prior to the date of the Closing shall belong to and be the property of Seller (provided, however, that if any such refund creates an obligation to reimburse any Tenants under its Lease for any Rent paid or to be paid that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in such Lease) shall be paid to Purchaser by Seller (or, at Seller’s election, shall be paid directly by Seller to such Tenant) and upon receipt thereof, Purchaser shall disburse the same to such Tenant), and any refunds or savings in the payment of taxes applicable to the period from and after the date of the Closing shall belong to and be the property of Purchaser.  All reasonable attorneys’ fees and other expenses incurred following the Closing in obtaining such refunds or savings shall be apportioned between Seller and Purchaser in proportion to the gross amount of such refunds or savings payable to Seller and Purchaser, respectively, except that Purchaser’s liability for such fees and other expenses shall not exceed the refund or savings so obtained.

(c)           The provisions of this Section 11.4 shall survive the Closing.

Section 11.5.  Service Contracts

.  Seller shall terminate at or before the Closing all Service Contracts as to the Premises.  Seller shall terminate at or before Closing, and Purchaser shall not assume, any property management agreement or leasing agreements as to the Premises.

Section 11.6.  Development Contract and Development Plan

.

(a)            Prior to Closing, Seller shall not modify, amend or terminate the Development Plan or the Development Contract in any respect.

(b)           Following the Closing, Seller and Purchaser agree as follows:

(i)           Within ten (10) days after the Closing Date, Seller shall deliver written notice of the transfer of the Premises to Purchaser to the City in accordance with Paragraph 14B of the Development Contract.

(ii)           Within thirty (30) days after the Closing Date, Seller shall submit to the City its application (including obtaining an architect’s certificate to the extent required by Sec. 74-17(d) of the Code of Ordinances of the City) for a certificate of full compliance (“Certificate”) in accordance with Sec. 74-17(d) of the Code of Ordinances of the City, as amended, with respect to Phase B-3 of the Development Plan, which includes the Premises.  Thereafter, Seller shall take all procedural steps necessary to prosecute such application in a good faith and timely manner, including attendance at any public hearings in connection with the same.  Upon issuance of a Certificate for Phase B-3, Seller shall provide a copy thereof to Purchaser; provided, however, that nothing herein shall be deemed or construed as a representation or warranty by Seller that a Certificate will be issued.  Purchaser shall cooperate with Seller’s efforts hereunder in connection with the application for the Certificate, and, if requested by Seller, shall join in the application for the Certificate and attend any public hearings in connection with same.

(iii)           Within ninety (90) days after the Closing Date, Seller shall obtain and deliver to Purchaser a copy of an ordinance vacating the easements reserved by the City in Ordinance No. 55622, recorded as Document No. K-584944, in Book K-1257 at Page 1786, vacating a portion of Warwick Trafficway.

(iv)           Within six (6) months after the Closing Date, Purchaser shall deliver written notice of Purchaser’s election to continue to use, operate and maintain the Premises in accordance with Paragraph 14B of the Development Contract.

(v)           This Section 11.6(b) shall survive the Closing.

ARTICLE XII
ESTOPPEL CERTIFICATE; LEASE AMENDMENT

Section 12.1.  Estoppel Certificate.

  Seller shall request of (but shall not be obligated to obtain from) Shook Hardy that Shook Hardy execute and deliver an estoppel certificate with respect to the Shook Hardy Lease in the form of estoppel certificate attached hereto as Exhibit H-1 (the “Shook Estoppel Certificate”).  Purchaser’s obligation to close on the Closing Date is subject to its receipt of the Shook Estoppel Certificate, executed on behalf of Shook Hardy, pursuant to Section 9.1(d) hereof.

Section 12.2.  Lease Amendment.

  Seller shall request of (but shall not be obligated to obtain from) Shook Hardy that Shook Hardy execute and deliver an amendment to the Shook Hardy Lease in the form attached hereto as Exhibit H-2 (the “Shook Lease Amendment”).  Purchaser’s obligation to close on the Closing Date is subject to its receipt of the Shook Lease Amendment, executed on behalf of Shook Hardy, pursuant to Section 9.1(e) hereof.

ARTICLE XIII
TRANSACTION COSTS
Section 13.1.  Seller’s Transaction Costs

.  Seller, in addition to its apportionments (if any) and its other payment obligations hereunder, if any, shall be responsible for the cost of (a) its legal counsel, advisors and the other professionals employed by it in connection with the sale of the Premises, (b) the base premium for Purchaser’s owner policy of title insurance insuring the conveyance of the Premises at the Closing, and (c) transfer and sales taxes.

Section 13.2.  Purchaser’s Transaction Costs

. Purchaser, in addition to its apportionments (if any) and its other payment obligations hereunder, shall be responsible for all costs and expenses associated with: (a) Purchaser’s due diligence, (b) Purchaser’s legal counsel, advisors, engineers, consultants and the other professionals employed by it in connection with Purchaser’s due diligence and the purchase of the Premises, (c) any update, revision or recertification of the Survey initially provided by Seller to Purchaser, (d) any endorsements to Purchaser’s owner policy of title insurance insuring the conveyance of the Premises at the Closing, (e)  the policy premiums in respect of any mortgage title insurance required by Purchaser’s lender (if any), with Purchaser obtaining the benefit of any simultaneous issuance credit, and (f) all costs and expenses of obtaining any financing Purchaser may elect to obtain (including any fees, financing costs, transfer taxes, mortgage taxes and intangible taxes in connection therewith

ARTICLE XIV
BROKERAGE
Section 14.1.  Brokerage Representations

.  Seller and Purchaser each represent and warrant to the other that it has not dealt with any broker or other finder or intermediary with respect to the transactions contemplated hereby other than CB Richard Ellis, Inc., a Delaware corporation (the “Broker”).  In the event that any claim shall be made for a broker’s commission, finder’s fee or otherwise on account of the breach of the representations and warranties set forth in the preceding sentence, upon prompt notice of any such claim from the party against whom such claim is asserted, the party whose acts caused or resulted in the claim, shall indemnify, defend and hold the other harmless from any and all costs, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) arising therefrom or in connection therewith.  Seller shall pay the commissions payable to Broker pursuant to separate written agreement.  The provisions of this Article XIV shall survive the Closing and any termination or cancellation of this Agreement.

ARTICLE XV
CASUALTY AND CONDEMNATION
Section 15.1.  Casualty

.

(a)           For purposes of this Article XV, “Major Casualty” means, with respect to the Improvements at the Premises, a fire in or other casualty to such Improvements which causes damage or injury to such Improvements that either (i) would cost Ten Million and 00/100 Dollars ($10,000,000.00) or more to repair or (ii) would permit Shook Hardy to exercise its termination right under Article 7 of the Shook Hardy Lease by reason thereof (unless Shook Hardy waives such termination right with regard to any such fire or other casualty).

(b)           If, between the Contract Date and the Closing, there shall occur a fire or other casualty affecting the Improvements which is not a Major Casualty, then neither Seller nor Purchaser shall have the right to terminate this Agreement and Purchaser shall purchase the Premises in its damaged condition with any repairs which may have been made thereto by Seller without reduction of or offset against the Purchase Price or any other claim against Seller.  Seller shall pay to Purchaser all insurance proceeds received by Seller in connection with such casualty (other than business interruption or rent loss insurance for the period prior to the Closing) and shall assign to Purchaser Seller’s right, if any, to receive any insurance proceeds payable to Seller as a result of such fire or other casualty, provided, however, that Seller shall be entitled to retain (to the extent theretofore paid to Seller), and shall not be obligated to assign the right to receive (to the extent not theretofore paid to Seller), an amount of such insurance proceeds equal to Seller’s expenses, if any, incurred in collecting such proceeds and undertaking any repairs of the Improvements.  Additionally, at the Closing, Seller shall pay to Purchaser the deductible amount under Seller’s insurance policy less any costs incurred for any repair or restoration of the Improvements not covered by insurance proceeds and less any portion of the deductible which can be charged to Shook Hardy under the Shook Hardy Lease.

(c)           If, between the Contract Date and the Closing, there shall occur a fire or other casualty affecting the Improvements which is a Major Casualty, then Purchaser shall have the option, to be exercised by notice given to Seller within fifteen (15) days after the date of such casualty, to terminate this Agreement.  If this Agreement shall be so terminated, then (i) Purchaser shall be entitled to the return of the Deposit and (ii) neither party hereto shall have any further obligations or liabilities to the other under this Agreement, except for those which expressly survive the termination of this Agreement.  If Purchaser shall not so elect to terminate this Agreement as provided in this subclause (c), then this Agreement shall remain in full force and effect and the provisions of Section 15.1(b) above shall apply to such damage and any insurance proceeds payable in connection therewith.

(d)           In no event shall Seller have any obligation to repair any damage or destruction to the Improvements, but Seller shall have the right to do so and to utilize insurance proceeds for such purpose.

(e)           Notwithstanding the foregoing, if the sum of the deductible amounts to be credited to Purchaser and the insurance proceeds payable in connection with such casualty are not sufficient to restore such damage, Purchaser shall have the right to terminate this Agreement and receive a return of the Deposit, unless Seller (in its discretion) agrees to credit the difference to Purchaser at Closing in which event Purchaser shall not have such right to terminate.

(f)           If Seller shall receive any insurance proceeds to which Purchaser is entitled under Section 15.1(b) above, Seller shall pay the same to Purchaser promptly.  The provisions of this Section 15.1(f) shall survive the Closing.

Section 15.2.  Condemnation

.  If, between the Contract Date and the Closing, any condemnation or eminent domain proceedings are initiated, then Purchaser may elect to terminate this Agreement by giving written notice of its election to Seller within fifteen (15) days after receiving notice of such prospective taking.  If Purchaser shall so elect to terminate this Agreement, then (i) Purchaser shall be entitled to the return of the Deposit, and (ii) neither party hereto shall have any further obligations or liabilities to the other under this Agreement, except for those which expressly survive the termination of this Agreement.  If Purchaser shall not so elect to terminate this Agreement, then the parties hereto shall proceed to the Closing without reduction of or offset against the Purchase Price and Purchaser shall have no other claim against Seller.  In such event, all of Seller’s right, title and interest in and to any condemnation proceeds paid or payable in connection therewith shall be assigned to Purchaser.  In no event shall Seller have any obligation to repair or restore the Premises or any portion thereof.

ARTICLE XVI
DEFAULT; REMEDIES; SURVIVAL
Section 16.1.  Purchaser’s Default On or Before Closing

.    If Purchaser fails to consummate the purchase of the Premises pursuant to this Agreement for any reason except failure by Seller to perform hereunder or failure of a condition precedent to Purchaser’s obligations hereunder (except in the event the condition was not satisfied by reason of a default by Purchaser), then, Seller, as its sole and exclusive remedy therefor, may terminate this Agreement by written notice to Purchaser, whereupon, as liquidated damages on account thereof, Seller shall be entitled to retain the Deposit as Purchaser’s sole liability and Seller’s exclusive remedy hereunder. Upon any such termination of this Agreement, neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement.   Seller and Purchaser agree that the damages that Seller will sustain as a result of such termination will be substantial but will be difficult to ascertain, and the aforesaid liquidated damages are a fair and reasonable amount to be retained by Seller as agreed and liquidated damages in light of Seller’s removal of the Premises from the market and the damages incurred by Seller and shall not constitute a penalty or a forfeiture

Section 16.2.  Seller’s Default On or Before Closing

.

(a)           If, on or prior to the Closing Date, (i) Seller defaults in any of the covenants, agreements or obligations to be performed by Seller under this Agreement on or as of the Closing Date (or at the Closing), or (ii) Seller otherwise materially defaults hereunder and such other material default is not cured by the earlier of (A) the Scheduled Closing Date (as it may have been adjourned in accordance with this Agreement) or (B) the date which is thirty (30) days after notice of such default from Purchaser to Seller, then, and in any of such events, Purchaser, as its sole remedy therefor, may either (1) seek specific performance of Seller’s obligations hereunder, without abatement, credit against or reduction of the Purchase Price or (2) terminate this Agreement by written notice to Seller (Purchaser shall be deemed to have elected to so terminate this Agreement if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the city and state in which the Premises are located, on or before thirty (30) days following the date upon which Closing was to have occurred or if Purchaser thereafter dismisses such suit or otherwise fails to prosecute such suit with diligence and in good faith);   provided, however, in the event such termination is due to Seller’s willful breach or default, Purchaser shall be entitled to recover from Seller the actual reasonable out-of-pocket expenses incurred by Purchaser and paid to (A) Purchaser’s attorneys in connection with the negotiation of this Agreement and (B) Purchaser’s attorneys and unrelated and affiliated third party consultants, contractors, suppliers or other third parties in connection with the performance of examinations, inspections and/or investigations pursuant to this Agreement or determining the feasibility of Purchaser’s acquisition of the Property pursuant to this Agreement and provided, further, that in the event (X) specific performance is not available because Seller has conveyed the Premises to another party, or (Y) Seller has voluntarily encumbered the Premises with a mortgage, deed of trust or financing lien that Seller does not cause to be released at Closing in violation of this Agreement, or (Z) Seller has willfully amended, modified or terminated the Shook Hardy Lease, the Development Plan or the Development Contract in a manner which violates Article XI of this Agreement, then Purchaser may pursue any and all remedies available at law or in equity, including the recovery of its costs and expense, provided, however, in no event shall Purchaser be permitted to recover, in the aggregate, in excess of One Million and 00/100 Dollars ($1,000,000.00).  If Purchaser shall so elect to terminate this Agreement, then the Deposit shall be refunded to Purchaser and (except as may otherwise be expressly set forth below) neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement.  Except as expressly provided in this Article XVI, Purchaser waives any other right or remedy, at law or in equity, which Purchaser may have or be entitled to as a result of any default by Seller.  The term “default”, as used herein, shall mean the failure to perform an obligation or covenant, and shall not be deemed to include an inaccuracy in any representation or warranty; it being understood and agreed that Section 16.2(b) and Section 16.3(b) hereof set forth the exclusive remedies of Purchaser for any claim which might arise out of any of the provisions of Article X (and, accordingly, the provisions of this Section 16.2(a) shall not apply to any such claims).  Notwithstanding the foregoing, nothing herein shall limit Purchaser’s obligations under any indemnities or other provisions which survive the termination of this Agreement (including, Purchaser’s obligation to indemnify Seller under Section 19.15) and under Section 19.13.

(b)           If, on or prior to the Closing Date, Purchaser shall become aware of any inaccuracies in any representation or warranty made by Seller pursuant to Section 10.1 or Section 10.2 which, in any case or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Purchaser, then, and in any of such events, Purchaser, as its sole remedy therefor, may either (1) elect to proceed to the Closing, without abatement, credit against or reduction of the Purchase Price (except as may otherwise be expressly set forth in this Agreement) or (2) terminate this Agreement by written notice to Seller.  If Purchaser shall so elect to terminate this Agreement, then the Deposit shall be refunded to Purchaser and (except as may otherwise be expressly set forth below) neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement.  Without limiting the generality of this Section 16.2(b), in no event shall the occurrence of any of the events or circumstances described in the preceding subclauses (i), (ii) and (iii) of this Section 16.2(b) give rise to any obligation of Seller to cure an inaccuracy in any representation or warranty or otherwise make Seller liable for damages on account thereof (for avoidance of doubt, the parties acknowledge that this sentence does not negate or otherwise limit any rights that Purchaser may expressly have under Section 16.2(a) above or Section 16.3 below.

(c)           If Purchaser, with knowledge of (i) a default in any of the covenants, agreements or obligations to be performed by Seller under this Agreement, and/or (ii) a material inaccuracy in any representation or warranty of Seller made in this Agreement, elects to proceed to Closing, then, upon the consummation of the Closing, Purchaser shall be deemed to have waived any such default and/or material inaccuracy and shall have no claim against Seller on account thereof.

Section 16.3.  Survival

.

(a)  Except as otherwise expressly provided in this Agreement, no provision of this Agreement (i.e., no representation, warranty, covenant, agreement or other obligation set forth in any provision of this Agreement) shall survive the Closing (and, accordingly, no claim arising out of the same may be commenced after the Closing), and delivery of the deed(s) to Purchaser shall be deemed full performance and discharge of every agreement and obligation on the part of Seller and Purchaser to be performed under this Agreement, and no agreement, promise, representation or warranty, whether express or implied on the part of Seller or Purchaser or any agent, officer, employee or representative of Seller or Purchaser shall survive the Closing unless expressly stated herein to survive the Closing.  The representations or warranties of Seller made pursuant to Section 10.1 and Section 10.2 shall survive the Closing for a period of one (1) year after Closing (the “Survival Period”), and shall be actionable, subject to Section 16.3(b).

(b)  If, after the Closing, Purchaser shall first learn of (i) any inaccuracies in any representation or warranty of Seller made pursuant to Section 10.1 or Section 10.2 which, in any case or in the aggregate, could be reasonably likely to have a Material Adverse Effect on Purchaser, or (ii) a default in any of the covenants, agreements or obligations to be performed by Seller under this Agreement which expressly survives the Closing, then Purchaser shall have a claim for damages on account thereof, provided that:  (1) written notice of any such claim must have been given to Seller by Purchaser with the Survival Period and any such claim not brought within the Survival Period shall be deemed waived; (2) Purchaser hereby waives the right to collect or seek to collect consequential or punitive damages; (3) the amount of damages sought for all such claims (excluding consideration of attorneys’ fees and costs related to making and prosecuting such claims) must collectively aggregate to more than the Minimum Amount (in such event, such claims shall not be limited to the aggregate excess above the Minimum Amount, but rather such claims shall be actionable from the first dollar thereof); and (4) in no event shall the liability of Seller for such claims (including, without limitation, for attorneys’ fees and costs) exceed, in the aggregate, the Cap (and Purchaser hereby waives any right to seek or enforce one or more judgments against Seller to the extent that any such judgments exceed, in the aggregate, the Cap).   Notwithstanding the foregoing, the requirement that there be a minimum amount of damages and the Cap shall not apply to the obligations of Seller under Section 4.3, Article XIV or Section 15.1(f) hereof or under the Deed, the Easement Agreement, the Chilled Water Supply Contract or the Master Services Agreement.

(c)           The representations or warranties of Purchaser made pursuant to Section 10.3 shall survive the Closing for the Survival Period.

Section 16.4.  Determination of Material Inaccuracy

.  Notwithstanding any provision of this Agreement to the contrary, no inaccuracies in any representation or warranty made by Seller pursuant to Section 10.1 and Section 10.2, with respect to the Premises shall be deemed to have a “Material Adverse Effect on Purchaser” unless Purchaser can reasonably demonstrate that the loss or damage resulting from such inaccuracies, in the aggregate, is more than the Minimum Amount.  If any such inaccuracies in any representation or warranty under Section 10.1 and Section 10.2  shall not have a Material Adverse Effect on Purchaser, as determined in accordance with this Section 16.4, then Purchaser shall not be entitled to any right or remedy under this Agreement, at law or equity as a result of such inaccuracies, including the right to terminate this Agreement if Purchaser shall become aware of such inaccuracies on or before the Closing.

ARTICLE XVII
NOTICES
Section 17.1.  Notices

.  All notices, demands, requests and other communications required hereunder shall be in writing and shall be deemed to have been given upon delivery or upon refusal to accept delivery, or, in the case of notice sent via facsimile, when the sender obtains electronic confirmation of successful transmission, and shall only be sent (a) by personal delivery; or (b) by nationally recognized overnight delivery service marked for delivery on the next Business Day, in each event against a signed receipt; or (c) transmitted by facsimile transmission (with a copy delivered to recipient on the next Business Day), addressed to the party for whom it is intended at its address hereinafter set forth:

To Seller:

Crown Center Redevelopment Corporation
2405 Grand, Suite 200
Kansas City, Missouri 64108
Attn:  William P. Lucas, President
Facsimile No.:                                (816) 274-4445

with a copy to:

Hallmark Legal Dept.
2501 McGee
MD 339
Kansas City, Missouri
Attn:  Karen I. Bisset, Assistant General Counsel
Facsimile No.:  (816) 274-7171

with a copy to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
Attn:  Barry C. Ross, Esq.
Facsimile No.:  212-541-1455

To Purchaser:

Hines REIT 2555 Grand LLC
2800 Post Oak Boulevard, Suite 5000
Houston, Texas  77056-6118
Attn:  Charles N. Hazen
Facsimile No.:  713-966-7851

with a copy to:

Hines REIT 2555 Grand LLC
2800 Post Oak Boulevard, Suite 5000
Houston, Texas  77056-6118
Attn:  Jason P. Maxwell
Facsimile No.:  713-966-2075

with a copy to:

Baker Botts L.L.P.
2001 Ross Avenue, Suite 600
Dallas, Texas  75201-2980
Attn:  Jonathan W. Dunlay
Facsimile No.:  214-661-6711

To the Escrow Agent:

Commonwealth Land Title Insurance Company
c/o LandAmerica Commercial Services
2405 Grand Blvd., Suite 380
Kansas City, MO  64108
Attn:  Scott C. Sidesinger
Facsimile No.:                                (816) 221-2356

or at such other address in the United States of America as may be designated by either of the parties in a written notice given in accordance with the provisions of this Section.  The attorney for any party may send notices on that party’s behalf.

ARTICLE XVIII
ESCROW AGENT
Section 18.1.  Deposit

.  The Deposit shall be held, paid over and/or applied, by Escrow Agent in accordance with the provisions of this Article XVIII.   The Deposit shall be held by Escrow Agent in a federally-insured, interest-bearing money market account.  If any party makes a demand for the Deposit, the Escrow Agent shall promptly provide written notice to the other party.

Section 18.2.  Delivery by Escrow Agent

.  The Escrow Agent shall deliver the Deposit to Seller or to Purchaser, as the case may be, as follows:

(a)  To Purchaser, at the Closing upon the consummation of the transfer of title to the Premises; or

(b)  To Purchaser, upon receipt of its written demand therefor, stating that Purchaser is entitled thereto under the terms of this Agreement; provided, however, that Escrow Agent shall not honor such demand until more than ten (10) Business Days after Escrow Agent shall have delivered a copy of such demand to Seller and Seller shall not have given Escrow Agent specific notice of objection within such 10-day period.

(c)  To Seller, upon receipt of its written demand therefor, stating that Seller is entitled thereto under the terms of this Agreement; provided, however, that Escrow Agent shall not honor such demand until more than ten (10) Business Days after Escrow Agent shall have delivered a copy of such demand to Purchaser and Purchaser shall not have given Escrow Agent specific notice of objection within such 10-day period.

Section 18.3.  Dispute

.  If a dispute arises between Purchaser and Seller hereunder with regard to the disposition of the Deposit, the Escrow Agent shall either (a) take affirmative steps to terminate the Escrow Agent’s duties by delivery of the Deposit to an appropriate court and commencement of an interpleader action, the reasonable costs thereof to be borne by whichever of Seller or Purchaser is finally determined by such court not to be entitled to the Deposit or (b) retain the Deposit until it receives a written agreement by the parties or a certified copy of a final and non-appealable order of a court of competent jurisdiction directing the disposition of the Deposit.

Section 18.4.  Limitation on Escrow Agent’s Liability

.The Escrow Agent (a) shall have no duties or responsibilities except those expressly set forth herein; (b) shall not be bound by any modification of this Agreement, unless duly executed by the parties and delivered to the Escrow Agent; provided, however, if the Escrow Agent’s duties are affected by such modification, the Escrow Agent shall not be bound unless the Escrow Agent shall have given its prior written consent thereto; (c) may rely and shall have no liability to Purchaser or Seller as a result of acting or refraining from acting upon any instrument or other writing furnished to it hereunder and believed by it in good faith to be genuine and to have been signed and presented by the proper person or persons; and (d) shall not be liable for any act of omission or commission pursuant to this Agreement, except for its own willful default or negligence.  If the Escrow Agent is uncertain as to its duties or rights hereunder, or shall receive instructions from Purchaser or Seller which, in the Escrow Agent’s opinion, conflict with the provisions hereof, the Escrow Agent shall be entitled to consult with counsel of its own choice.

Section 18.5.  Indemnity

.  The parties, jointly and severally, hereby agree to indemnify the Escrow Agent from, and to hold it harmless against, any claim, damage, loss, liability or expense (including court costs and reasonable attorneys’ fees and costs)  incurred in the absence of negligence or willful default on the part of the Escrow Agent, arising out of or in connection with the performance of its duties hereunder.

Section 18.6.  Acknowledgment of Escrow Agent

. Escrow Agent has acknowledged agreement to the foregoing provisions of this Article XVIII by signing in the place indicated on the signature pages of this Agreement.

ARTICLE XIX
MISCELLANEOUS
Section 19.1.  Governing Law; Jurisdiction and Venue

.

(a)  This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Missouri, without regard to conflict of law principles.

(b)  For the purposes of any suit, action or proceeding involving this Agreement, Seller and Purchaser each hereby expressly submits to the jurisdiction of all federal and state courts sitting in the State of Missouri and City of Kansas City and consents that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service, provided that a reasonable time for appearance is allowed, Seller and Purchaser each agrees that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties.  In furtherance of such agreement, Seller and Purchaser each agrees upon the request of the other to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction.

(c)  Seller and Purchaser each hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the State of Missouri and City of Kansas City and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 19.2.  Further Assurances

.  In addition to the obligations required to be performed hereunder by Seller and Purchaser at or prior to the Closing, each party, from and after the Closing, shall execute, acknowledge and/or deliver such other instruments, as may reasonably be requested in order to effectuate the purposes of this Agreement; provided, however, that the foregoing provisions of this Section 19.2 shall not obligate either party to execute, acknowledge or deliver any instrument which would or might impose upon such party any additional cost, liability or obligation (beyond that imposed upon on it under the documents delivered by such party at the Closing and the other provisions of this Agreement which survive the Closing).

Section 19.3.  Successors and Assigns

.  All of the provisions of this Agreement and of any of the documents and instruments executed in connection herewith shall apply to and be binding upon, and inure to the benefit of Seller and Purchaser, their successors and permitted assigns.  Purchaser may not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given, conditioned or withheld in Seller’s sole discretion, and any such attempted assignment without Seller’s prior written approval shall be null and void; provided, however, Seller’s written approval shall not be required for an assignment to a wholly-owned subsidiary of HINES REIT PROPERTIES, L.P., a Delaware limited partnership (a “Permitted Affiliate”).  In the event Purchaser intends to assign its rights hereunder, (a) Purchaser shall send Seller written notice (i) of its request for Seller’s approval hereunder, in the case of an assignment which is not to a Permitted Affiliate, at least ten (10) Business Days prior to the date of the proposed assignment, which request shall include the legal name and structure of the proposed assignee, as well as its most recent financial statements and any other information that Seller may reasonably request or (ii) of its intended assignment to a Permitted Affiliate at least three (3) Business Days prior to the date of the proposed assignment which notice shall include the legal name and structure of the proposed assignee and the details of its qualification as a Permitted Affiliate, and (b) Purchaser and the proposed assignee shall execute an assignment and assumption of this Agreement in form and substance reasonably satisfactory to Seller, and (c) in no event shall any assignment of this Agreement release or discharge Purchaser from any liability or obligation occurring hereunder.  Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Purchaser shall constitute an assignment of this Agreement; provided, however, any such transfers shall not constitute an assignment of this Agreement so long as Purchaser remains a wholly-owned subsidiary of HINES REIT PROPERTIES, L.P., a Delaware limited partnership, and HINES REAL ESTATE INVESTMENT TRUST, INC. is the general partner and majority owner of, and controls, said partnership.

Section 19.4.  No Third Party Beneficiary

This Agreement and each of the provisions hereof are solely for the benefit of Purchaser and Seller and their successors and permitted assigns.  No provisions of this Agreement, or of any of the documents and instruments executed in connection herewith, shall be construed as creating in any person or entity other than Purchaser and Seller and their successors and permitted assigns any rights of any nature whatsoever.

Section 19.5.  Entire Agreement

.  This Agreement, together with the documents and instruments executed and delivered in connection herewith, sets forth the entire agreement between Purchaser and Seller relating to the transactions contemplated hereby and all other prior or contemporaneous agreements, understandings, representations or statements, oral or written, relating directly to the Premises are superseded hereby.

Section 19.6.  Severability

.  If any provision in this Agreement is found by a court of competent jurisdiction to be in violation of any applicable law, and if such court should declare such provision of this Agreement to be unlawful, void, illegal or unenforceable in any respect, the remainder of this Agreement shall be construed as if such unlawful, void, illegal or unenforceable provision were not contained herein, and the rights, obligations and interests of the parties hereto under the remainder of this Agreement shall continue in full force and effect undisturbed and unmodified in any way.

Section 19.7.  Modification

.                        This Agreement and the terms hereof may not be changed, waived, modified, supplemented, canceled, discharged or terminated orally, but only by an instrument or instruments in writing executed and delivered by Purchaser and Seller.

Section 19.8.  Waiver of Trial by Jury

.  EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH, THE PREMISES, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING.

Section 19.9.  No Recording

.  Neither this Agreement nor any memorandum hereof shall be recorded.  Each party hereby agrees to indemnify and hold harmless the others for all liabilities, losses, damages, liens, suits, claims, costs and expenses (including reasonable attorneys’ fees) incurred by the other by reason of a breach of the foregoing covenant.

Section 19.10.  Captions; Interpretation

.

(a)  The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.  All references to “Articles” and “Sections” without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise.

(b)  As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

(c)  The use of the term “including” shall mean in all cases “including but not limited to” unless specifically designated otherwise.

(d)  References to the “knowledge” of Seller and words of similar import shall refer only to the current actual (and not constructive) knowledge of Jack E. Tinnel, Vice President of Real Estate and Facilities, Stacey L. Paine, Vice President of Finance and Administration, and Dave Roesler of the facts in question at the time in question and shall not be construed, by imputation or otherwise, (i) to impose upon such persons any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains or to refer to the knowledge of Seller or any affiliate of Seller, to any property manager, or (ii) to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof.  There shall be no personal liability on the part of such persons arising out of any representation or warranties made herein.

(e)  No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

Section 19.11.  Counterparts

.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same original, and the execution of separate counterparts by Purchaser and Seller shall bind Purchaser and Seller as if they had each executed the same counterpart.  Signatures to this Agreement transmitted by telecopy shall be valid and effective to bind the party so signing.  Each party agrees to promptly deliver an executed original counterpart of this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this agreement.

Section 19.12.  No Waiver

.  Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

Section 19.13.  Confidentiality

.  Purchaser acknowledges that all information in respect of Seller and the Premises furnished to Purchaser is and has been so furnished on the condition that Purchaser maintain the confidentiality thereof.  Accordingly, Purchaser shall, and shall cause its directors, officers, members, shareholders, principals, agents and representatives and other permitted recipients of any such information hereunder, to hold in strict confidence, and not disclose to any other party without the prior written consent of Seller until the Closing shall have been consummated, any such information delivered to Purchaser by Seller or any of its agents, representatives or employees.  In the event that the Closing does not occur and this Agreement is terminated, Purchaser shall promptly return to Seller or destroy all originals and copies of all documents and other such information heretofore delivered to Purchaser in connection with this transaction without retaining any copy thereof and shall destroy all electronic records of such documents or containing any such information.  Notwithstanding anything to the contrary hereinabove set forth, Purchaser may disclose such information (i) on a need-to-know basis to its employees or members of professional firms or financial advisors serving it in connection with this transaction, (ii) which is publicly accessible (except by reason of, directly or indirectly, Purchaser’s actions), (iii) lenders and mortgage brokers, and (iv) as may be required for Purchaser, its Affiliates, its related parties, its manager in order to comply with applicable laws, regulations or court orders, including any applicable federal or state securities laws, rules or regulations or to comply with the requirements of the Securities and Exchange Commission.  The provisions of this Section shall survive any termination of this Agreement and, to the extent concerning lands outside of the Premises, the Closing.

Section 19.14.   Notice of Pendency

.  Purchaser hereby waives its right to file a notice of pendency or lis pendens against the Premises or to take any other affirmative action with respect to the existence of this Agreement to impede Seller’s ability to convey or encumber the Premises.

Section 19.15.   Access

.  Purchaser and its agents shall have the right to inspect the Premises during business hours, provided that Purchaser shall first give Seller reasonable advance notification of its intention to conduct any such inspection and that such inspection shall not unreasonably impede the normal day-to-day business operation of the Premises or interfere with any Tenant and Purchaser’s right of inspection of the Premises shall be subject to the rights of the Tenants.  Purchaser shall exercise reasonable care at all times that Purchaser shall be present upon the Premises and in the performance of all inspections.  Seller shall have the right to have a representative of Seller accompany Purchaser during any inspections. Purchaser shall not communicate in any manner with the Tenants concerning their respective leases or occupancy or the Premises, including, without limitation, its potential sale, without Seller’s prior written consent in every instance; provided, however, Seller shall not unreasonably withhold its consent to permit Purchaser to conduct an interview with any tenant, at a time and place convenient for all parties.  Prior to any entrance upon the Premises for the performance of any inspection, Purchaser shall deliver to Seller a certificate of insurance evidencing that Purchaser has procured, and Purchaser throughout the performance of such inspection shall maintain in force and effect, a commercial general liability insurance policy covering Purchaser and Seller against claims for bodily injury or death or property damage occurring in, upon or about or resulting from the Premises, or any street, drive, sidewalk, curb or passageway adjacent thereto, in standard form and an amount of no less than $2,000,000 (combined single limit), issued by an insurance company with a rating of “A” or better as established by Best’s Rating Guide, which insurance shall include blanket contractual liability coverage. Purchaser hereby indemnifies and agrees to defend and hold Seller harmless from all loss, cost (including reasonable attorneys’ fees), claim or damage arising in connection with or from any such inspection by Purchaser or its agents or contractors, or any of their respective conduct while at the Premises pursuant to the provisions of this Section; provided the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination).  Purchaser’s obligations under this Section 19.15 shall survive Closing or any expiration or termination of this Agreement for a period of one (1) year.

Section 19.16.   Cooperation with Purchaser’s Auditors and SEC Filing Requirements

.  Seller shall, without representation, warranty or liability of any kind to  Purchaser or any affiliate of Purchaser, provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser reasonable access to, such factual information as may be reasonably requested by Purchaser, and in the possession or control of Seller, or its property manager or accountants, to enable Purchaser’s auditor (Deloitte & Touche LLP or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Premises for the year to date of the year in which the Closing occurs plus up to one (1) prior calendar year (provided, however, such audit shall not include an audit of management fees or interest expenses).  Purchaser shall be responsible for all out-of-pocket costs associated with this audit.  Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide, without representation, warranty or liability of any kind to Purchaser or any affiliate of Purchaser, if requested by such auditor, historical financial statements for the Premises, including income and balance sheet data for the Property, whether required before or after Closing.  Without limiting the foregoing, (a) Purchaser or its designated independent or other auditor may audit Seller's operating statements of the Premises, at Purchaser's expense, and Seller shall, without representation, warranty or liability of any kind to Purchaser or any affiliate of Purchaser, provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (b) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser or any Affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, its property manager or accountants, at no material cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information.  This Section shall survive the Closing for a period of six (6) months.

REMAINDER OF PAGE LEFT BLANK INTENTIONALLY

IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

SELLER:

CROWN CENTER REDEVELOPMENT CORPORATION

By:

Name:

Title:

PURCHASER:

HINES REIT 2555 GRAND LLC

By:

Name:

Title:

COMMONWEALTH LAND TITLE INSURANCE COMPANY

 as Escrow Agent (solely as to Article XVIII)

By:

Name:

Title:

List of Exhibits

Exhibit A                           Legal Description
Exhibit B	Permitted Exceptions
Exhibit C                           Other Crown Properties
Exhibit D-1                                           Special Warranty Deed
Exhibit D-2                                           Bill of Sale
Exhibit E-1                                           Assignment and Assumption of Leases
Exhibit E-2	Assignment of Assignable Guaranties, Warranties and/or Permits
Exhibit E-3                                           Chilled Water Supply Contract
Exhibit E-4                                           Easement Agreement
Exhibit E-5                                           Master Services Agreement
Exhibit E-6                                           Revocable License (“Wall Drawing #1118” by Sol LeWitt)
Exhibit F                           Existing Leases and Exceptions to Representations in Section 10.2(a)
Exhibit G                           Insurance
Exhibit H-1                                           Shook Estoppel Certificate Form
Exhibit H-2                                           Shook Lease Amendment Form